UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2014

Cole Real Estate Income Strategy (Daily NAV), Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-55187	27-3147801
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On September 9, 2014, Cole Real Estate Income Strategy (Daily NAV), Inc. (the “Company”), through certain of its wholly-owned subsidiaries (collectively the “Borrowers”), entered into a loan agreement with PNC Bank, National Association (the “Lender”), in the principal amount of approximately $20.3 million (the “Loan”). The Loan is collateralized by eight single-tenant commercial properties and one multi-tenant commercial property owned by the Borrowers, which were purchased for an aggregate collective purchase price of approximately $33.8 million.
The Loan bears interest at a fixed rate of 3.82% per annum with interest payments due monthly. The principal amount will be due October 1, 2021, the maturity date.
The Borrowers generally do not have the right to prepay the Loan in whole, or in part, prior to October 1, 2016. The Loan contains certain yield maintenance provisions that includes a prepayment penalty, which would apply if the Borrowers elect to prepay the Loan in whole on or subsequent to October 1, 2016, but prior to March 31, 2021. There is no prepayment penalty due if the Borrowers prepay the Loan on or subsequent to April 1, 2021. The Loan is non-recourse to the Company and the Borrowers, but each is liable for customary non-recourse carve-outs. The Loan contains customary financial, affirmative and negative covenants and other customary events of default.
Upon the occurrence of an event of default, interest on the Loan will accrue at an annual default interest rate equal to the lesser of 8.82% per annum or the highest rate permitted by the applicable law governing the Loan and any outstanding principal and interest would be payable on the demand of the Lender.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 15, 2014	COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Chief Financial Officer and Treasurer
Principal Financial Officer and Principal Accounting Officer

3